EXHIBIT 10.3

NORTH PENN BANK AND NORTH PENN BANCORP, INC.
FORM OF AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AGREEMENT (“Agreement”), originally effective as of June 1, 2005, is amended and restated in its entirety as of January 4, 2008 (the “Effective Date”), by and among North Penn Bank (the “Bank”), a Pennsylvania state-chartered savings bank, with its principal administrative office at 216 Adams Avenue, Scranton, Pennsylvania 18503; North Penn Bancorp, Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania, the holding company for the Bank (the “Company”); and Thomas A. Byrne (“Executive”).

WHEREAS, the Bank and the Company wish to ensure the continued services of Executive for the period provided in this Agreement; and

WHEREAS, Executive is willing to continue to serve in the employ of the Bank and the Company on a full-time basis for said period; and

WHEREAS, Executive and the Boards of Directors of the Company and the Bank desire to enter into an amended and restated employment agreement setting forth the terms and conditions of the continuing employment of Executive and the related rights and obligations of each of the parties and to bring the Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance issued with respect to Section 409A of the Code.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.

POSITION AND RESPONSIBILITIES.

a.

During the period of Executive’s employment hereunder, Executive agrees to serve as Senior Vice President of the Bank and the Company. Executive shall render such administrative and management services to the Bank and the Company as are customarily performed by persons situated in a similar executive capacity. During said period, Executive also agrees to serve, if elected, as an officer or a director of any subsidiary or affiliate of the Bank and the Company.

b.

During the period of Executive’s employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder, including activities and services related to the organization, operation and management of the Bank and the Company and participation in community, professional and civic organizations; provided, however, that, with the approval of the Board of Directors of the Bank (the “Board”), as evidenced by a resolution of the Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in the Board’s judgment, will not present any conflict of interest with the Bank and the Company, or materially affect the performance of Executive’s duties pursuant to this Agreement.

2.

TERMS.

a.

The period of Executive’s employment under this Agreement shall be deemed to have commenced as of the Effective Date, and shall continue for a period of 24 full calendar months thereafter. Prior to each anniversary of the Effective Date during the term of this Agreement, the disinterested members of the boards of directors of the Bank and the Company (the “Boards”) may extend the Agreement an additional year such that the remaining term of the Agreement shall be 24 months, unless Executive elects not to extend the term of this Agreement by giving written notice in accordance with Section 8 of this Agreement. The Boards will review the Agreement and Executive’s performance annually for purposes of determining whether to extend the Agreement and the rationale and results thereof shall be included in the minutes of their meeting(s). The Boards will notify Executive as soon as possible after such review as to whether the Agreement is to be extended.

b.

Notwithstanding anything herein to the contrary, Executive’s employment may be terminated by the Bank or the Company or by Executive during the term of this Agreement, subject to the terms and conditions of this Agreement.

3.

COMPENSATION AND EXPENSES.

a.

Salary. The Bank and the Company shall pay Executive as compensation a salary in an amount not less than the base salary in effect on the date of signing this amended and restated Agreement (“Base Salary”). As of the Effective Date, Executive’s Base Salary shall equal $92,000. The Base Salary shall be payable in accordance with customary payroll practices. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually. Such review shall be conducted by the Board or by a Committee of the Board delegated such responsibility by the Board. The Committee or the Board may increase Executive’s Base Salary. Any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement.

b.

Performance Bonus. Executive shall be entitled to receive a bonus based upon the attainment of certain goals established by the Board. The annual bonus shall be strictly determined at the discretion of the Board. The payment of such bonuses shall not reduce or otherwise affect any other obligations to Executive as provided for in this amended and restated Agreement.

c.

Employee Benefit Plans. Executive shall be entitled to participate in any employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the date of this amended and restated Agreement, and the Bank and the Company will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would materially adversely affect Executive’s rights or benefits thereunder, except to the extent such changes are made applicable to all employees eligible to participate in such plans, arrangements and perquisites on a non-discriminatory basis. Without limiting the generality of the foregoing provisions of this Section 3(c), Executive shall be entitled to participate in or receive benefits under any employee benefit plans, including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available presently or in the future to senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

d.

Vacations. Executive shall be entitled to three (3) weeks paid annual vacation. Executive shall not be entitled to receive any additional compensation for failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Boards.

e.

Life Insurance. Executive shall receive life insurance coverage providing a death benefit amount equal to three (3) times his base salary. Any amount of life insurance over the life insurance company’s limit shall be paid to Executive’s estate upon death.

f.

Mortgage Interest Rate Discount. Consistent with the discount provided to all employees, Executive shall receive an interest rate discount of 2.00% from the Bank on any primary residential mortgage loan held by the Bank while Executive is employed by the Bank. Upon Executive’s death, the 2.00% discount shall continue for the life of the mortgage loan. The discount shall also continue for the life of the mortgage loan in the event Executive’s employment terminates following a change in control or in the event the Bank terminates Executive’s employment under circumstances that constitute a termination other than a Termination for Cause. However, if Executive’s employment terminates for any other reason, including retirement, Executive shall no longer be eligible for such discount. Executive will be responsible to pay the total amount of all future mortgage payments due after Executive’s termination, except in the event of death, without the benefit of a discounted interest rate.

g.

Expense Payments and Reimbursements. Executive shall be reimbursed for all reasonable out-of-pocket expenses incurred in connection with his service under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Bank or the Company.

4.

PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

a.

Upon the occurrence of an Event of Termination (as defined below) during the term of this amended and restated Agreement, the provisions of this Section 4 shall apply. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following. (i) the termination by the Bank of Executive’s full-time employment for any reason other than a termination governed by Section 5(a) hereof, or Termination for Cause, as defined in Section 7 hereof; (ii) Executive’s resignation from the Bank’s employ upon (A) any failure to elect or reelect or to appoint or reappoint Executive as Senior Vice President, unless consented to by Executive: (B) a material change in Executive’s function, duties, or responsibilities that would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes described in Section 1, above, unless consented to by Executive; (C) a relocation of Executive’s principal place of employment by more than twenty-five (25) miles from its location at the effective date of this Agreement, unless consented to by Executive; (D) a material reduction in the benefits and perquisites provided to Executive from those provided as of the effective date of this amended and restated Agreement, unless consented to by Executive; (E) a liquidation or dissolution of the Bank or the Company; or (F) breach of this Agreement by the Bank or the Company. Upon the occurrence of any event described in clauses (A), (B), (C), (D), (E) or (F), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than sixty (60) days prior written notice given within six full calendar months after the event giving rise to Executive’s right to terminate employment hereunder.

b.

Upon the occurrence of an Event of Termination, on the Date of Termination, as

defined in Section 8, Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, shall be entitled to receive a lump sum payment equal to the sum of: (i) the amount of the remaining payments of Base Salary and bonus that Executive would have earned if he had continued his employment during the remaining term of this Agreement at his Base Salary on the Date of Termination, plus an amount equal to the average amount of Executive’s bonus over the last three completed taxable years; and (ii) the amount equal to the annual contributions that would have been made on Executive’s behalf to any employee benefit plans during the remaining term of this Agreement, based on contributions made (on an annualized basis) on the Date of Termination. Such payment shall not be reduced in the event Executive obtains other employment following termination of employment.

c.

Upon the occurrence of an Event of Termination, the Bank or the Company will cause to be continued for the remaining term of this Agreement life, medical and dental coverage substantially equivalent to the coverage maintained for Executive prior to his termination at no additional premium cost to Executive; provided, however, that to the extent required under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations issued thereunder, the aggregate payments received for such insurance continuation coverage shall not exceed the applicable dollar limitation under Section 402(g)(1)(B) of the Code for the year in which Executive terminates employment.

d.

Upon the occurrence of any event described in clauses a(ii)(A) through (F), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon sixty (60) days prior written notice given within a reasonable period of time not to exceed ninety (90) days after the initial event giving rise to said right to elect; provided, however that the Company shall have at least thirty (30) days to cure such condition and provided that Executive actually terminates employment within two years after the initial occurrence of such event. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Company, Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section 4 by virtue of the fact that Executive has submitted his resignation but has remained in the employment of the Company and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (A) through (F) above.

e.

The parties to this Agreement intend for the payments to satisfy the short-term deferral exception under Section 409A of the Code or, in the case of health and welfare benefits, not constitute deferred compensation (since such amounts are not taxable to Executive). However, notwithstanding anything to the contrary in this Agreement, to the extent payments do not meet the short-term deferral exception of Section 409A of the Code and, in the event Executive is a “Specified Employee” (as defined herein) no payment shall be made to Executive under sub-sections 4(b) or 4(e) prior to the first day of the seventh month following the Event of Termination in excess of the “permitted amount” under Section 409A of the Code. For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year preceding the year in which Executive has an Event of Termination, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which occurs the Event of Termination. The payment of the “permitted amount” shall be made within sixty (60) days of the occurrence of the Event of Termination. Any payment in excess of the permitted amount shall be made to Executive on the first day of the seventh month following the

Event of Termination. “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Company is a publicly-traded institution or the subsidiary of a publicly-traded holding company.

f.

Death. Executive’s employment under this Agreement shall terminate upon his death during the term of this Agreement, in which event Executive’s estate shall be entitled to receive the compensation due to Executive through the last day of the calendar month in which his death occurred. Executive’s spouse and dependents shall also be entitled to continued health and dental coverage substantially equivalent to the coverage maintained on their behalf prior to Executive’s death at no additional premium cost for the remaining term of the Agreement.

g.

Retirement. This Agreement shall terminate upon Executive’s retirement under the retirement benefit plan or plans in which he participates.

h.

Disability. The boards of directors of the Company and the Bank, or Executive, may terminate Executive’s employment after having determined Executive has a Disability. For purposes of this Agreement, “Disability” means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The boards of directors shall determine whether or not Executive is and continues to be permanently disabled for purposes of this Agreement in good faith, based upon competent medical advice and other factors that they reasonably believe to be relevant. As a condition to any benefits, Executive may be required to submit to such physical or mental evaluations and tests as are deemed reasonably to establish his Disability.

In the event of Disability, Executive’s obligation to perform services under this Agreement will terminate. The Bank or the Company will pay Executive, as Disability pay, an amount equal to one hundred percent (100%) of Executive’s bi-weekly rate of base salary in effect as of the date of his termination of employment due to Disability. Disability payments will be made on a monthly basis and will commence on the first day of the month following the effective date of Executive’s termination of employment for Disability and end on the earlier of: (A) the date he returns to full-time employment at the Bank in the same capacity as he was employed prior to his termination for Disability; (B) his death; or (C) upon his attainment of age 65. Such payments shall be reduced by the amount of any short- or long-term disability benefits payable to Executive under any other disability programs sponsored by the Company and the Bank. In addition, during any period of Executive’s Disability, Executive and his dependents shall, to the greatest extent possible, continue to be covered under all benefit plans (including, without limitation, retirement plans and medical, dental and life insurance plans) of the Company and the Bank in which Executive participated prior to his Disability, on the same terms as if Executive were actively employed by the Company and the Bank.

5.

CHANGE IN CONTROL.

a.

For purposes of this Agreement, a “Change in Control” means any of the following events:

i.

Merger: The Company merges into or consolidates with another entity, or merges another corporation into the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;

ii.

Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (ii) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

iii.

Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the members) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

iii.

Sale of Assets: The Company sells to a third party all or substantially all of its assets.

Notwithstanding anything in this Agreement to the contrary, in no event shall the conversion of the Bank’s mutual holding company parent from mutual to stock form, i.e., a “second step conversion,” constitute a “Change in Control” for purposes of this Agreement.

b.

Subject to Section 25 of this Agreement, if, a Change in Control has occurred pursuant to Section 5(a) or the Board has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in paragraphs (c) and (d) of this Section 5 upon his subsequent termination of employment within two years following the Change in Control due to: (1) Executive’s dismissal or (2) Executive’s voluntary resignation following any material demotion, loss of title, office or significant authority or responsibility, material reduction in annual compensation or benefits or relocation of his principal place of employment by more than twenty-five (25) miles from its location immediately prior to the Change in Control, unless such termination is because of his death, disability, retirement or Termination for Cause.

c.

Upon Executive’s entitlement to benefits pursuant to Subsection 5(b), the Bank shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum of 2 times Executive’s average annual taxable compensation. Payment shall be made in a lump sum as of Executive’s Date of Termination, and such payments shall not be reduced in the event Executive obtains other employment following termination of employment.

d.

Upon Executive’s entitlement to benefits pursuant to Section 5(b), the Bank or the Company will cause to be continued life, medical and dental coverage substantially equivalent to the coverage maintained on behalf of Executive prior to his severance at no premium cost to Executive. Such coverage and payments shall cease upon the expiration of twenty-four (24) months following the Date of Termination; provided, however, that to the extent required under Section 409A of the Code and the regulations issued thereunder, the aggregate payments received for such insurance continuation coverage shall not exceed the applicable dollar limitation under Section 402(g)(1)(B) of the Code for the year in which Executive terminates employment.

e.

The parties to this Agreement intend for the payments to satisfy the short-term deferral exception under Section 409A of the Code or, in the case of health and welfare benefits, not constitute deferred compensation (since such amounts are not taxable to Executive). However, notwithstanding anything to the contrary in this Agreement, to the extent payments do not meet the short-term deferral exception of Section 409A of the Code and, in the event Executive is a “Specified Employee” (as defined herein) no payment shall be made to Executive under sub-sections 4(b) or 4(e) prior to the first day of the seventh month following the Event of Termination in excess of the “permitted amount” under Section 409A of the Code. For these purposes the “permitted amount” shall be an amount that does not exceed two times the lesser of: (A) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year preceding the year in which Executive has an Event of Termination, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which occurs the Event of Termination. The payment of the “permitted amount” shall be made within sixty (60) days of the occurrence of the Event of Termination. Any payment in excess of the permitted amount shall be made to Executive on the first day of the seventh month following the Event of Termination. “Specified Employee” shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Company is a publicly-traded institution or the subsidiary of a publicly-traded holding company.

6.

CHANGE OF CONTROL RELATED PROVISIONS.

Notwithstanding the provisions of Section 5, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs or otherwise (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount”, as determined in accordance with Section 280G of the Code. The allocation of the reduction required hereby among the Termination Benefits provided by Section 5 shall be determined by Executive.

7.

TERMINATION FOR CAUSE.

The term “Termination for Cause” shall mean termination because of Executive’s personal dishonesty, willful misconduct, conduct damaging the reputation of the Bank or the Company, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the boards of directors of the Bank and the Company at a meeting called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard), finding that in the good faith opinion of the boards of directors, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after the Date of Termination for Cause. During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 8 hereof through the Date of Termination for Cause, stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable nor shall any unvested awards granted to Executive under any stock benefit plan of the Bank, the Company or any subsidiary or affiliate thereof, vest. At the Date of Termination for Cause, such stock options and related limited rights and any unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to his Termination for Cause.

8.

NOTICE.

a.

Any purported termination under this Agreement shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

b.

“Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given); provided, however, that if a dispute regarding Executive’s termination exists, the “Date of Termination” shall be determined in accordance with Section 8(c) of this Agreement.

c.

If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by Executive, in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and, provided further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, in the event Executive is terminated for reasons other than Termination for Cause, the Bank or the Company will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue his participation in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given until the earlier of: (1) the resolution of the dispute in accordance with this Agreement or (2) the expiration of the remaining term of this Agreement; provided, however, that to the extent required under Section 409A of the Code and the regulations issued thereunder, the aggregate payment received by Executive for such insurance continuation coverage shall not exceed the applicable dollar limitation under Section 402(g)(1)(B) of the Code for the year in which Executive terminated employment. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

9.

POST-TERMINATION OBLIGATIONS.

All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with Section 10(a) for one (1) full year after the earlier of the expiration of this Agreement or termination of Executive’s employment. Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation to which it or any of its subsidiaries or affiliates is, or may become, a party.

10.

NON-COMPETITION AND NON-DISCLOSURE OF BANK BUSINESS.

a.

Upon any termination of Executive’s employment hereunder pursuant to Section 4 hereof, Executive agrees not to compete with the Bank or the Company for a period of one (1) year following such termination in any city, town or county in which the Bank’s principal business office is located or the Bank has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as consented to by the Bank and the Company pursuant to a resolution duly adopted by their boards of directors. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank and the Company. The parties hereto, recognizing that irreparable injury will result to the Bank and the Company, and their business and property, in the event of Executive’s breach of this Section 10(a) agree that in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employees and all persons acting for or under the direction of Executive. Executive represents and admits that in the event of the termination of his employment pursuant to Section 7 hereof, Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank and the Company, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank and the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

b.

Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank, the Company and their affiliates, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank and the Company. Executive will not, during or after the term of his employment, disclose any knowledge of past, present, planned or considered business activities to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the boards of directors of the Bank and the Company as required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from such business plans and activities. Further, Executive may disclose information regarding such business activities to the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation (pursuant to a formal regulatory request. In the event of a breach or threatened breach by Executive of the provisions of this Section 10(b), the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of past, present, planned or considered business activities or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank or the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

11.

SOURCE OF PAYMENTS.

Executive shall not receive any separate payments or benefits from the Company pursuant to this Agreement; provided, however, that the Company agrees that it shall be jointly and severally liable with the Bank for the payment of all amounts and the provision of all benefits due to Executive under any provision of this Agreement.

12.

EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the parties, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13.

NO ATTACHMENT.

a.

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

b.

This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

14.

MODIFICATION AND WAIVER.

a.

This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

b.

No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.

REQUIRED PROVISIONS.

a.

The Bank or the Company may terminate Executive’s employment at any time, but any termination by the Bank or the Company, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 7.

b.

If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(1); the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

c.

If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

d.

If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1), all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

e.

All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution: (i) by the Secretary of Banking (or his designee), or the FDIC, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. §1823(c); or (ii) by the Secretary of Banking (or his designee) at the time the Secretary of Banking (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Secretary of Banking to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

f.

Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k), 12 C.F.R. Part 359 and any rules and regulations promulgated thereunder.

16.

REINSTATEMENT OF BENEFITS UNDER SECTION 15(b).

In the event Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice described in Section 15(b) hereof (the “Notice”) during the term of this Agreement and a Change in Control, as defined herein, occurs, the Bank will assume its obligation to pay and Executive will be entitled to receive all of the termination benefits provided for under Section 5 of this Agreement upon the Bank’s receipt of a dismissal of the charges set forth in the Notice.

17.

SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall, to the full extent consistent with law, continue in full force and effect.

18.

HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.

GOVERNING LAW.

The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, to the extent not superseded by federal law.

20.

ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank’s main office, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

In the event any dispute or controversy arising under or in connection with Executive’s termination is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

21.

NO MITIGATION.

Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

22.

PAYMENT OF COSTS AND LEGAL FEES.

All reasonable costs and legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank or the Company, provided Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.

23.

INDEMNIFICATION AND INSURANCE.

a.

Indemnification. The Bank and the Company agree to indemnify Executive (and his heirs, executors, and administrators), and to advance expenses related thereto, to the fullest extent permitted under applicable law and regulation against any and all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his having been a director or officer of the Bank, the Company or any of their affiliates (whether or not he continues to be a director or officer at the time of incurring any such expenses or liabilities) such expenses and liabilities to include, but not be limited to, judgments, court cost, and attorney’s fees and the costs of reasonable settlements, such settlements to be approved by the boards of directors, if such action is brought against Executive in his capacity as an officer or director of the Bank, the Company or any of their affiliates. Indemnification for expenses shall not extend to matters for which Executive has been terminated for Cause. Nothing contained herein shall be deemed to provide indemnification prohibited by applicable law or regulation. Notwithstanding anything herein to the contrary, the obligations of this Section 23(a) shall survive the term of this Agreement by a period of six (6) years.

b.

Insurance. During the period in which indemnification of Executive is required under this Section 23(b), the Bank and/or the Company shall provide Executive (and his heirs, executors, and administrators) with coverage under a directors’ and officers’ liability policy, at their expense, that is at least equivalent to the coverage provided to other directors and senior executives of the Bank and/or the Company.

24.

SUCCESSORS.

The Bank and the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, to expressly and unconditionally to assume and agree to perform their obligations under this Agreement, in the same manner and to the same extent that they would be required to perform if no such succession or assignment had taken place.

25.

EFFECT OF CODE SECTION 409A.

Notwithstanding anything in this Agreement to the contrary, if the Bank or the Company in good faith determine, as of the effective date of Executive’s termination of employment, that an amount (or portion of an amount) payable to Executive hereunder is required to be suspended or delayed for six months in order to satisfy the requirements of Section 409A of the Code, then the Bank and the Company will so advise Executive, and any such payment (or the minimum amount thereof) shall be suspended and accrued for six months, whereupon such amount (or portion thereof) shall be paid to Executive in a lump sum (together with interest thereon at the then-prevailing prime rate) on the first day of the seventh month following the effective date of Executive’s termination of employment. Executive agrees that the Bank shall not be in breach of this Agreement if it delays making a payment otherwise payable hereunder by reason of Section 409A.

SIGNATURES

IN WITNESS WHEREOF, North Penn Bank and North Penn Bancorp, Inc. have caused this Agreement to be executed and their seals to be affixed hereunto by their duly authorized officers and directors, and Executive has signed this Agreement, on the 4th day of January, 2008.

ATTEST:	NORTH PENN BANK

/s/ Frank H. Mechler	By:	/s/ Kevin M. Lamont
Frank H. Mechler		Kevin M. Lamont Chairman of the Board
Secretary

ATTEST:	NORTH PENN BANCORP, INC.
(Guarantor)

/s/ Frank H. Mechler	By:	/s/ Kevin M. Lamont
Frank H. Mechler		Kevin M. Lamont Chairman of the Board
Secretary

WITNESS:

/s/ Frank H. Mechler	By:	/s/ Thomas A. Byrne
Frank H. Mechler		Thomas A. Byrne Executive
Secretary